Exhibit 99.1

2022 Stakeholder Update - You’re Invited!

Dear (first name),

Greetings from Arcimoto. As we launch into Arcimoto’s most important year since its inception, I’d like to personally invite you to our 2022 new year stakeholder event, and take a moment to reflect on the year that got us here.

On February 22, 2022, Arcimoto is officially cutting the ribbon on the first vehicle production line in our new facility. To commemorate the occasion, we are hosting RAMP IT UP!, an in-person and live-streamed event, where we will tour stakeholders through our new facility, demonstrate the production line and our new automated plastics line, and look down the road ahead through ‘22 and the path to replicable high volume production of the FUV platform and product family. You can sign up for the livestream here and request tickets for in-person participation by emailing rampitup@arcimoto.com.

Looking back, 2021 was the most transformative year in Arcimoto’s history. We accelerated our pace of innovation and moved forward expeditiously on the many fronts critical for the company’s growth and the achievement of our mission. This included groundbreaking development work on core EV technologies to make our vehicles perform better and be more affordable for the wide market when built at scale; the purchase and initial renovation of a scale production facility featuring approximately 250,000 square feet of space under roof on more than 10 acres; expanding the number of open states for Arcimoto sales by 100 percent, adding Florida, Nevada, and Arizona to our original West Coast launch states, with Hawaii and New York planned to open soon. Despite major supply chain challenges, we more than tripled year-over-year unit production output and almost doubled customer deliveries while simultaneously staging for significant deployment into the growth of our rental-first in-market experience model.

The list goes on. We unveiled another vehicle on the Arcimoto platform, the Flatbed, our vision for a rightsized electric pickup truck. With partners, we demonstrated the first-ever driverless FUV, a technology with the potential to dramatically reduce the cost of last mile logistics for delivery and ride share. We launched our first foray into shared mobility, with REEFDrive in Santa Monica. We expanded our rental footprint to seven total locations, with even more rental shops and destinations slated to begin rental operations this year, a key pillar to our market growth strategy. We entered into a new battery recycling partnership with Redivivus, developers of technology we believe will be more environmentally friendly and cost-effective compared to other approaches. And we launched the Ride of the Arconauts, an ongoing roadshow designed to introduce the Arcimoto family of rightsized EVs to the country.

Finally, 2021 saw Arcimoto bring an entirely new vehicle platform, focused on true ultra light e-bike class micromobility, from a napkin sketch through multiple prototype iterations to a product concept on the cusp of launch.

Our mission has never been more critical. Transportation continues to be the leading cause of harmful emissions that contribute to climate change as well as health problems around the globe, and we all feel the effects of more and more erratic weather patterns, from superstorms and heat domes to an unprecedented and ongoing worldwide string of devastating wildfires.

The IPCC’s ‘Code Red’ impels our sense of extreme urgency. We are pushing every day, as we continue to accelerate our pace of innovation and production, to bring new ultra-efficient mobility solutions to the world. This is the challenge of our generation, and the time is now.

Since the very beginning, Arcimoto has been powered by our friends, our customers, our investors, and our partners with whom we share the vision of a truly sustainable transportation system. None of this would be possible without your support. Thank you, and we look forward to seeing you on February 22.

Mark Frohnmayer

Arcimoto Founder and CEO

Safe Harbor / Forward-Looking Statements

Except for historical information, all of the statements, expectations, and assumptions contained in this press release are forward-looking statements. Forward-looking statements include, but are not limited to, statements that express our intentions, beliefs, expectations, strategies, predictions or any other statements relating to our future activities or other future events or conditions. These statements are based on current expectations, estimates and projections about our business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict and include, without limitation, our expectations as to vehicle deliveries, the establishment of our service and delivery network and our expected rate of production. Therefore, actual outcomes and results may, and are likely to, differ materially from what is expressed or forecasted in the forward-looking statements due to numerous factors discussed from time to time in documents which we file with the SEC. In addition, such statements could be affected by risks and uncertainties related to, among other things: our ability to manage the distribution channels for our products, including our ability to successfully implement our rental strategy, direct to consumer distribution strategy and any additional distribution strategies we may deem appropriate; our ability to design, manufacture and market vehicle models within projected timeframes given that a vehicle consists of several thousand unique items and we can only go as fast as the slowest item; our inexperience to date in manufacturing vehicles at the high volumes that we anticipate; our ability to maintain quality control over our vehicles and avoid material vehicle recalls; the number of reservations and ca